INITIAL SUMMARY PROSPECTUS FOR NEW INVESTORS

MAY 1, 2026

PACIFIC DESTINATIONS® O-SERIES

Issued by Pacific Life Insurance Company through Separate Account A of Pacific Life Insurance Company

This summary prospectus summarizes key features of Pacific Destinations O-Series, an individual flexible premium deferred variable annuity contract. Before you invest, you should also review the prospectus for this Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at PacificLife.com/Prospectuses. You can also obtain this information at no cost by calling (833) 455-0901 or by sending an email request to Prospectuses@PacificLife.com.

You can find additional information about the underlying Funds at https://www.PacificLife.com/Prospectuses and selecting Investment Options.

You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value plus a refund of any amount used to pay premium taxes and/or any other taxes. You should review the prospectus, or consult with your financial professional for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

To view our latest Privacy Notice, please visit https://paclife.co/privacy-promise or contact (877) 722-7848 for additional information.

SPECIAL TERMS

Account Value – The amount of your Contract Value allocated to a specified Variable Investment Option or any fixed option.

Annual Fee – A $40.00 fee charged each year on your Contract Anniversary and at the time of a full withdrawal (on a prorated basis for that Contract year), if your Net Contract Value is less than $50,000 on that date.

Annuitant – A person on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine certain increases in death benefits, and to determine the Annuity Date. A Contract may name a single (“sole”) Annuitant or two (“Joint”) Annuitants, and may also name a “Contingent” Annuitant. If you name Joint Annuitants or a Contingent Annuitant, “the Annuitant” means the sole surviving Annuitant, unless otherwise stated.

Annuity Date – The date annuity payments are scheduled to begin if the Annuitant (or Joint Annuitants) is (or are) still living and your Contract is in force; or if earlier, the date that annuity payments actually begin. The maximum Annuity Date is dated in your Contract and is the latest date we will begin paying you an annuity income.

Annuity Option – Any one of the income options available for a series of payments after your Annuity Date.

Business Day – Any day on which the value of an amount invested in a Variable Investment Option is required to be determined, which currently includes each day that the New York Stock Exchange is open for trading, an applicable underlying Fund is open for trading, and our administrative offices are open.

Code – The Internal Revenue Code of 1986, as amended.

Contingent Annuitant – A person, if named in your Contract, who will become your sole surviving Annuitant if your existing sole Annuitant should die before your Annuity Date.

Contract – A Pacific Destinations O-Series contract.

Contract Anniversary – The same date, in each subsequent year, as your Contract Date.

Contract Date – The date we issue your Contract. Contract Years, Contract Anniversaries, Contract Semi-Annual Periods, Contract Quarters and Contract Months are measured from this date.

Contract Debt – As of the end of any given Business Day, the principal amount you have outstanding on any loan under your Contract, plus any accrued and unpaid interest. Loans are only available on certain Qualified Contracts.

Contract Owner, Owner, Policyholder, you, or your – Generally, a person who purchases a Contract and makes the Investments. A Contract Owner has all rights in the Contract, including the right to make withdrawals, designate and change beneficiaries, transfer amounts among Investment Options, and designate an Annuity Option. If your Contract names Joint Owners, both Joint Owners are Contract Owners and share all such rights.

Contract Value – As of the end of any Business Day, the sum of your Variable Account Value, any fixed option value, the value of any other Investment Option added to the Contract by Rider or Endorsement, and any Loan Account Value.

Contract Year – A year that starts on the Contract Date or on a Contract Anniversary.

DCA Plus Fixed Option (“DCA Plus”) – If you allocate all or part of your Purchase Payments to the DCA Plus Fixed Option, such amounts are held in our General Account and receive interest at rates declared periodically (the “Guaranteed Interest Rate”), but not less than the minimum Guaranteed Interest Rate specified in your Contract. Currently, this fixed option may be used for dollar cost averaging of up to 24 months, depending on what Guarantee Terms we offer. Please contact us for the Guarantee Terms currently available.

Fund – An underlying fund that you may invest in through the Separate Account provided by a registered open-end management investment company; may also be referred to as a Variable Investment Option.

General Account – Our General Account consists of all of our assets other than those assets allocated to Separate Account A or to any of our other investment separate accounts.

Guarantee Term – The period during which an amount you allocate to any available fixed option earns interest at a Guaranteed Interest Rate.

Guaranteed Interest Rate – The interest rate guaranteed at the time of allocation (or rollover) for the Guarantee Term on amounts allocated to a fixed option. All Guaranteed Interest Rates are expressed as annual rates and interest is accrued daily. The rate will not be less than the minimum Guaranteed Interest Rate specified in your Contract.

In Proper Form – This is the standard we apply when we determine whether an instruction is satisfactory to us. An instruction (in writing or by other means that we accept (e.g. via telephone or electronic submission)) is considered to be In Proper Form if it is received at our Service Center in a manner that is satisfactory to us, such that is sufficiently complete and clear so that we do not have to exercise any discretion to follow the instruction, including any information and supporting legal documentation necessary to effect the transaction. Any forms that we provide will identify any necessary supporting documentation. We may, in our sole discretion, determine whether any particular transaction request is In Proper Form, and we reserve the right to change or waive any In Proper Form requirements at any time.

Investment (“Purchase Payment”) – An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract.

Investment Option – A Variable Investment Option, any fixed option, or any other Investment Option added to the Contract by Rider or Endorsement.

Joint Annuitant – If your Contract is a Non-Qualified Contract, you may name two Annuitants, called “Joint Annuitants,” in your application for your Contract. Special restrictions may apply for Qualified Contracts.

Loan Account – The account in which the Contract Value equal to the principal amount of a loan and any interest accrued is held to secure any Contract Debt.

Loan Account Value – The amount of Contract Value, including any interest accrued, held in the Loan Account to secure any Contract Debt.

Net Contract Value – Your Contract Value less Contract Debt.

Non-Natural Owner – A corporation, trust or other entity that is not a (natural) person.

Non-Qualified Contract – A Contract other than a Qualified Contract.

Primary Annuitant – The individual that is named in your Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

Purchase Payment (or “Investment”) – An amount paid to us by or on behalf of a Contract Owner as consideration for the benefits provided under the Contract.

Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity or account (IRA), or form thereof, or a Contract purchased by a Qualified Plan, qualifying for special tax treatment under the Code.

Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Code.

SEC – Securities and Exchange Commission.

Separate Account A (or the “Separate Account”) – A separate account of ours registered as a unit investment trust under the Investment Company Act of 1940, as amended.

Variable Account Value – The aggregate amount of your Contract Value allocated to all Subaccounts.

Variable Investment Option – A Fund under this Contract that is part of the Separate Account.

OVERVIEW OF THE CONTRACT

Purpose

The Contract is designed for long-term financial planning. This Contract may be appropriate for you if you are looking for retirement income or you want to meet other long-term financial objectives. Discuss with your financial professional whether a variable annuity, a living benefit rider, a death benefit rider and which underlying Investment Options are appropriate for you, taking into consideration your age, income, net worth, tax status, insurance needs, financial objectives, investment goals, liquidity needs, time horizon, risk tolerance and other relevant information. Together you can decide if a variable annuity is right for you.

Phases of the Contract

This Contract has two phases, the accumulation (savings) phase and the annuitization (income) phase. The accumulation phase begins on your Contract Date and continues until your Annuity Date. During this phase, you can put money into your Contract and earnings accumulate on a tax-deferred basis. When you put money into your Contract, you can invest in Funds that have their own investment objectives, strategies, risks, and expenses and/or you can put your money in the DCA Plus Fixed Option that offers a guaranteed minimum interest rate and is used to dollar cost average to the Funds you selected.

A list of Funds currently available is provided in an appendix. See APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT.

The annuitization (income) phase occurs when you annuitize your Contract and turn your Contract into a stream of income payments over a fixed period or for life. You can choose fixed or variable payments, or a combination of both. For variable payments, the payment amount will vary based on the performance of the Funds you choose. When you annuitize, you will be unable to make withdrawals and death benefits and living benefits will terminate.

In general, if you choose a guaranteed minimum withdrawal benefit rider, it may not be appropriate for you to annuitize the Contract before the maximum Annuity Date because the guaranteed minimum withdrawal benefit riders already provide for guaranteed income in the form of the Protected Payment Amount while also allowing for the accumulation of Contract Value and a death benefit. If you choose to annuitize the Contract before the maximum Annuity Date, you will be giving up your Contract Value, death benefit, and rider guarantees, and it is possible that the annuity payment amount will be less than the Protected Payment Amount. Nonetheless, it is possible that the income stream provided by an annuity benefit payment option (e.g.,payments for a period certain) may be more appropriate for you based on your personal circumstances and financial goals. As such, before annuitizing or selecting a payment option, you should consult with a financial professional and/or contact us at our Service Center to obtain information on what the annuity payment would be prior to annuitizing. Please note that if you annuitize, you will be unable to make withdrawals from the Contract.

Contract Features

Accessing your Money. Before you annuitize, you can withdraw money from your Contract. If you take a withdrawal, you may have to pay a withdrawal charge and/or income taxes, including a 10% federal tax penalty if you are younger than age 59½.

Loans. Certain Owners of Qualified Contracts may borrow against their Contracts. Otherwise loans from us are not permitted. You may have only one loan outstanding at any time. The minimum loan amount is $1,000, subject to certain state limitations. The interest charged on your Contract Debt will be a 5% fixed annual rate and the amount held in the Loan Account to secure your loan will earn a 3% annual return. Therefore, the net amount of interest you will pay on your loan will be 2% annually. Taking a loan may have tax consequences. Taking a loan while an optional living benefit Rider is in effect will terminate your Rider. See the ADDITIONAL INFORMATION—Loans and Qualified Contract - General Rules and Restrictions – Optional Benefits sections for more information.

Tax Treatment. You may transfer among the Funds without paying any current income tax and any earnings are generally tax-deferred. You are taxed when you make a withdrawal or surrender your Contract, receive an income payment from the Contract, or upon payment of a death benefit.

Death Benefits. The Contract provides a death benefit payout, at no additional cost, to your Beneficiaries during the accumulation phase. The Death Benefit Amount is the greater of the Contract Value or the Total Adjusted Purchase Payments. For an additional cost, an optional death benefit rider may be purchased, which can increase the amount of money payable to your Beneficiaries. The riders that are currently available are:

• Earnings Enhancement Death Benefit (Not available for Contracts issued in California)

• Stepped-Up Death Benefit II

• Stepped-Up Death Benefit (For Contracts issued in California)

For more information, restrictions, and when you may purchase death benefit riders, see the BENEFITS AVAILABLE UNDER THE CONTRACT and Optional Death Benefit Riders sections.

Living Benefits. You may purchase an optional guaranteed minimum withdrawal benefit rider, for an additional cost. The guaranteed minimum withdrawal benefit riders focus on providing an income stream for life through withdrawals during the accumulation phase beginning at the age for lifetime withdrawals specified by the rider, if certain conditions are met. The riders that are currently available are:

• Future Income Generator Rider (Single and Joint)

For more information, restrictions, and when you may purchase available riders, see the BENEFITS AVAILABLE UNDER THE CONTRACT, Optional Living Benefit Riders, and APPENDIX: OPTIONAL RIDER NOT AVAILABLE NOT AVAILABLE FOR PURCHASE sections.

Additional Services. You can have only one DCA Plus, dollar cost averaging, or earnings sweep program in effect at one time. See the BENEFITS AVAILABLE UNDER THE CONTRACT and Systematic Transfer Options sections for more information and restrictions.

• Dollar Cost Averaging. Allows you to transfer between Variable Investment Options in a series of periodic purchases instead of in a single purchase.

• DCA Plus. Allows transfers from the DCA Plus Fixed Option, which earns a minimum guaranteed interest, to one or more Variable Investment Options in a series of periodic purchases instead of a single purchase.

• Portfolio Rebalancing. Allows you to automatically rebalance your values among Variable Investment Options based on percentages that you specify, can be rebalanced on a quarterly, semi-annual, or annual basis.

• Earnings Sweep. Allows you to make automatic periodic transfers of your earnings from the Fidelity VIP Government Money Market Fund to one or more other Funds.

If you have any questions about which benefits or services apply to your Contract, review your most recent Contract statement or contact your financial professional for more information.

We offer a variety of variable annuity contracts. Not every contract we issue is available through every selling broker-dealer. Upon request, your financial professional can provide information regarding our other variable annuity contracts that his or her broker-dealer makes available. You can also contact us to find out more about the availability of any of our variable annuity contracts.

Some selling broker-dealers may not recommend certain features and options of the Contract based on investor suitability criteria established by the selling broker-dealer. Before you purchase the Contract, you should ask your financial professional for details about the specific features and options of the Contract.

KEY INFORMATION

Important information you should consider about the Pacific Destinations O-Series individual flexible premium deferred variable annuity contract.

FEES, EXPENSES, AND ADJUSTMENTS	LOCATION IN PROSPECTUS
Are There Charges or Adjustments for Early Withdrawals?

Yes. If you withdraw money from your Contract during the first 7 years following your last Purchase Payment, you may be assessed a withdrawal charge. The maximum withdrawal charge is 5% of the Purchase Payment, declining to 0% after 7 years. The withdrawal charge does vary based on the total amount of Purchased Payments made.

For example, if you make an early withdrawal and your total Purchase Payments made are $100,000, you could pay a withdrawal charge up to $4,000 on a $100,000 withdrawal.

Fee Tables Charges, Fees and Adjustments - Withdrawal Charge
Are There Transaction Charges?

Yes. Taking a loan, where allowable, will result in loan interest charges.

Other than withdrawal charges, there are no other transaction charges under this Contract (for example, sales loads, charges for transferring Contract Value between Investment Options, or wire transfer fees).

Optional Benefit Expenses
Are There Ongoing Fees and Expenses?

Yes. The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Charges Fees and Adjustments Appendix: Investment Options Available Under

FEES, EXPENSES, AND ADJUSTMENTS			LOCATION IN PROSPECTUS
the Contract Charges, Fees and Adjustments– Living Benefit Rider Charges Charges, Fees and Adjustments – Mortality and Expense Risk Charge and Optional Death Benefit Rider Charge
ANNUAL FEES	MINIMUM	MAXIMUM
1. Base Contract	0.75%[1]	0.75%[1]
2. Portfolio Company fees and expenses	0.29%[2]	1.37%[2]
3. Optional Benefits (for a single optional benefit, if elected)	See Rate Sheet Supplement[3]	See Rate Sheet Supplement [3]

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add withdrawal charges that substantially increase costs.

Lowest Annual Cost: See Rate Sheet Supplement	Highest Annual Cost: See Rate Sheet Supplement

Assumes:

• Investment of $100,000

• 5% annual appreciation

• Least expensive combination of base Contract and Fund fees and expenses

• No optional benefits

• No sales charges

• No additional purchase payments, transfers, or withdrawals

• No loans or loan interest charges

Assumes:

• Investment of $100,000

• 5% annual appreciation

• Most expensive combination of base Contract, optional benefits, and Fund fees and expenses

• No sales charges

• No additional purchase payments, transfers, or withdrawals

• No loans or loan interest charges

1 As a percentage of the average daily Variable Account Value. This percentage includes the Mortality and Expense Risk Charge and the Administrative Fee.

2 As a percentage of Fund assets.

3 As a percentage of the Protected Payment Base (for an optional living benefit) and average daily Variable Account Value (for an optional death benefit).

RISKS		LOCATION IN PROSPECTUS
Is There a Risk of Loss from Poor Performance?	Yes. You can lose money by investing in the Contract, including 100% loss of principal and previous earnings.	Principal Risks of Investing in the Contract
Is this a Short-Term Investment?

No. This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

Withdrawal charges may apply for the first 7 years following your last purchase payment and will reduce the Contract Value if you withdraw money during that time.

The benefits of tax deferral, long-term income and living benefits are generally more beneficial to investors with a long-term investment horizon.

Principal Risks of Investing in the Contract Charges, Fees and Adjustments - Withdrawal Charge
What Are the	An investment in this Contract is subject to the risk of poor investment performance	Principal Risks

RISKS	LOCATION IN PROSPECTUS
Risks Associated with the Investment Options?

and can vary depending on the performance of the Investment Options available under the Contract (e.g. Funds and fixed options).

Each Investment Option (including any fixed option) will have its own unique risks.

You should review, working with your financial professional, the Investment Options before making an investment decision.

of Investing in the Contract Appendix: Investment Options Available Under the Contract
What Are the Risks Related to the Insurance Company?

Investment in the Contract is subject to the risks related to us, and any obligations (including any fixed option), guarantees, or benefits are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about us, including our financial strength ratings, is available upon request by calling (800) 722-4448 or visiting our website at www.PacificLife.com.

Principal Risks of Investing in the Contract Pacific Life and the Separate Account

RESTRICTIONS	LOCATION IN PROSPECTUS
Are There Limits on the Investment Options?

Yes. Transfers between Variable Investment Options are limited to 25 each calendar year. Transfers to or from a Variable Investment Option can only be made beginning on the eighth calendar day following the last transfer to or from the same Variable Investment Option. Additional Fund transfer restrictions apply. Transfers may not be made from a Variable Investment Option to any fixed option. Additional Fund transfer restrictions apply (e.g., transfer restrictions imposed by the Funds on certain portfolios).

Certain Funds may stop accepting additional investments into the Fund or a Fund may liquidate. In addition, if a Fund determines that excessive trading has occurred, they may limit your ability to continue to invest in their Fund for a certain period of time.

We reserve the right to remove, close to new investment, or substitute Funds as Investment Options.

Transfers and Market-Timing Restrictions Appendix: Investment Options Available Under the Contract

RESTRICTIONS	LOCATION IN PROSPECTUS
Are There Any Restrictions on Contract Benefits?

Yes. Certain optional living benefits limit or restrict the Investment Options that you may select under the Contract. We may change these limits or restrictions in the future.

Withdrawals that exceed withdrawal limits specified by an optional living benefit may affect the availability of the benefit, by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit.

We may stop offering an optional living or death benefit at any time, including for current Owners who have not yet purchased the rider.

We reserve the right to reject or restrict, at our discretion, any additional Purchase Payments for a rider and, as a result, we will not accept Purchase Payments for your Contract. You will not be able to increase protected amounts or your Contract Value through additional Purchase Payments.

The optional death and/or living benefits may not be available through your financial professional or your state. You may obtain information about the optional benefits that are available to you by contacting your financial professional. The optional death and/or living benefits may not be available in your state.

Certain Owners of Qualified Contracts may borrow against their Contracts. Otherwise, loans from us are not permitted. You may have only one loan outstanding at any time. The minimum loan amount is $1,000, subject to certain state limitations. The maximum loan amount may not exceed the lesser of 50% of the amount available for withdrawal under this Contract or $50,000 less than your highest outstanding Contract Debt during the 12-month period immediately preceding the effective date of your loan. The interest charged on your Contract Debt will be a 5% fixed annual rate and the amount held in the Loan Account to secure your loan will earn a 3% annual return. Therefore, the net amount of interest you will pay on your loan will be 2% annually. Taking a loan may have tax consequences. Taking a loan while an optional living benefit Rider is in effect will terminate your Rider.

Death Benefits

Optional Living Benefit Riders

Withdrawals – Optional Withdrawals – Amount Available for Withdrawal

Additional Information – State Variations

Appendix: Investment Options Available Under the Contract

Additional Information – Loans and Qualified Contacts – General Rules

TAXES	LOCATION IN PROSPECTUS
What Are the Contract’s Tax Implications?

You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.

It is important to know that IRAs and Qualified Plans are already tax-deferred which means the tax deferral feature of a variable annuity does not provide a benefit in addition to that already offered by an IRA or Qualified Plan. An annuity contract should only be used to fund an IRA or Qualified Plan to benefit from the annuity’s features other than tax deferral.

Withdrawals will be subject to ordinary income tax and may be subject to a tax penalty if you take a withdrawal before age 59½. Tax consequences for loans and withdrawals generally differ.

Federal Tax Issues Principal Risks of Investing in the Contract – Tax Consequences

CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
How Are Investment Professionals Compensated?

Some financial professionals may receive compensation for selling this Contract to you in the form of commissions, additional payments, non-cash compensation, and/or reimbursement of expenses. These financial professionals may have a financial incentive to offer or recommend this Contract over another investment that may pay less compensation.

Distribution Arrangements
Should I Exchange My Contract?

Some financial professionals may have a financial incentive to offer you a new contract in place of the one you already own.

You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is preferable for you to purchase the new contract rather than continue

Replacement of Life Insurance or Annuities

CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
to own the existing contract.

BENEFITS AVAILABLE UNDER THE CONTRACT

The following tables summarize information about the benefits available under the Contract.

Standard Benefits (No Additional Charge)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
Dollar Cost Averaging

Allows dollar cost averaging transfers from one Variable Investment Option to one or more Variable Investment Options. Dollar cost averaging may allow you to average the purchase prices of Variable Investment Options over time, and may permit a “smoothing” of abrupt peaks and drops in price.

No Charge

• Amounts can only be transferred to one or more Variable Investment Options.

• Can only have one dollar cost averaging program in effect and cannot have a DCA Plus program in effect at the same time.

• Only available prior to the Annuity Date.

DCA Plus

Allows dollar cost averaging transfers from the DCA Plus Fixed Option to one or more Variable Investment Options. Amounts held in the DCA Plus Fixed Option will earn a guaranteed minimum interest rate.

		No Charge	• Can only have one dollar cost averaging program in effect at one time. • Only available prior to the Annuity Date. • Program transfers do not count against limits on permitted transfers
Portfolio Rebalancing	Allows you to automatically rebalance your values among Variable Investment Options based on percentages that you specify.	No Charge

• Rebalancing can be made quarterly, semi-annually, or annually.

• Only available prior to the Annuity Date.

• Program transfers do not count against limits on permitted transfers.

• We may discontinue, modify, or suspend this service at any time.

Earnings Sweep	Allows you to automatically transfer your earnings from the Fidelity VIP Government Money Market to one or more Variable Investment Options.	No Charge

• Transfers can occur monthly, quarterly, semi-annually, or annually.

• Can only have one earnings sweep program in effect at one time.

• If withdrawals occur during a period, we will assume that the withdrawal was taken from earnings and will reduce the amount transferred during the period.

• Program transfers do not count against limits on permitted transfers.

• We may discontinue, modify, or suspend this service at any time.

Death Benefit Amount	Provides a death benefit equal to the greater of the Contract Value or total Purchase Payments adjusted for withdrawals.	No Charge

• Poor investment performance could reduce the death benefit amount.

• Withdrawals will reduce the death benefit amount and adjust the total amount of Purchase Payments on either a pro rata basis or dollar-for-dollar depending on the amount withdrawn and if a GMWB rider is active. The reduction may be greater than the actual amount withdrawn.

• This benefit terminates upon annuitization.

Pre-Authorized Withdrawals	Allows you to automatically take partial withdrawals from the Contract	No Charge

• Withdrawals can occur monthly, quarterly, semi-annually, or annually.

• Withdrawals will reduce Contract Value and may reduce benefits. The reduction to a benefit may be more than the amount withdrawn, and could terminate a benefit.

• Withdrawals may be subject to taxes and potential tax penalties.

• Only available prior to the Annuity Date.

• We may discontinue, modify, or suspend this service at any time.

Standard Benefits (Additional Charge)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
Loans	Allows certain Owners of Qualified Contracts to borrow against their Contracts. Otherwise, loans from us are not permitted.	5% Fixed Annual Rate

• Not available to all Contract Owners.

• Contract Value held in Loan Account to secure Contract Debt earns interest at a 3% annual rate. The net annual interest rate charged on Contract Debt is 2%.

• You may have only one loan outstanding at any time.

• The minimum loan amount is $1,000, subject to certain state limitations.

• The maximum loan amount may not exceed the lesser of 50% of the amount available for withdrawal under this Contract or $50,000 less your highest outstanding Contract Debt during the 12-month period immediately preceding the effective date of your loan.

• Taking a loan while an optional living benefit Rider is in effect will terminate your Rider.

Optional Living Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations
Future Income Generator (Single)

This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on a single life (the Designated Life). Provides for an amount to be added to the protected amount, which may increase the amount you can withdraw in future years.

2.50% (as a percentage of Protected Payment Base)

• Available only at Contract purchase.

• Designated Life must be 85 or younger at purchase.

• You may only have one guaranteed minimum withdrawal benefit in effect at the same time.

• Must follow investment allocation requirements which limit the number of allowable Investment Options.

• Lifetime withdrawals are available starting at age 59½.

• An Annual Credit amount that may be added to the protected amount stops on the earliest of the first withdrawal or 10 Contract Anniversaries.

• Taking a loan while this Rider is in effect will terminate your Rider.

• The aggregate purchase payments component of the death benefit amount under the contract will be reduced by withdrawals on either a pro-rata or dollar for dollar basis depending on the amount of the withdrawal. The reduction may be greater than the actual amount withdrawn.

• Taking a withdrawal before age 59 ½ or withdrawal amounts that are greater than what is allowed on an annual basis after age 59 ½ may adversely affect the benefits provided, including the ability to receive lifetime withdrawals under the rider.

• May not voluntarily terminate the rider.

• Benefit and benefit charges terminate upon annuitization.

Future Income Generator (Joint)

This benefit focuses on providing guaranteed lifetime periodic withdrawals, regardless of market performance, on joint lives (the Designated Lives). Provides for an amount to be added to the protected amount, which may increase the amount you can withdraw in future years.

2.75% (as a percentage of Protected Payment Base)

• Available only at Contract purchase.

• Both Designated Lives must be 85 or younger at purchase.

• You may only have one guaranteed minimum withdrawal benefit in effect at the same time.

• Must follow investment allocation requirements which limit the number of allowable Investment Options.

• Lifetime withdrawals are available when the youngest Designated Life is age 59½.

• An Annual Credit amount that may be added to the protected amount stops on the earlier of the first

Optional Living Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restrictions/Limitations

withdrawal or 10 Contract Anniversaries.

• Taking a loan while this Rider is in effect will terminate your Rider.

• The aggregate purchase payments component of the death benefit amount under the contract will be reduced by withdrawals on either a pro-rata or dollar for dollar basis depending on the amount of the withdrawal. The reduction may be greater than the actual amount withdrawn.

• Taking a withdrawal before the youngest Designated Life is age 59½ or withdrawal amounts that are greater than what is allowed on an annual basis after the youngest Designated Life is age 59 ½ may adversely affect the benefits provided, including the ability to receive lifetime withdrawals under the rider.

• May not voluntarily terminate the rider.

• Benefit and benefit charges terminate upon annuitization.

Optional Death Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restriction/Limitations
Earnings Enhancement Death Benefit	This benefit may enhance the death benefit, by adding an additional amount – based on the age of the oldest Owner on rider effective date and Earnings —to the death benefit proceeds.	0.25% (as a percentage of Contract Value

• Available at Contract purchase or within 60 calendar days after the Contract Date.

• Owner and Annuitant must be 75 years or younger on the date of purchase.

• Withdrawals are first taken from earnings in the Contract.

• There is no additional amount added if there are no earnings in the Contract as of the date of Death.

• An ownership change to an Owner who is older than 75 will terminate the rider.

• May not voluntarily terminate the rider.

• This benefit and benefit charges terminates upon annuitization or when the Contract Value is reduced to zero.

• This Rider is not available in California.

Optional Death Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restriction/Limitations
Stepped-Up Death Benefit II Rider

This benefit provides a death benefit equal to the greater of the death benefit amount under the Contract or the death benefit amount under this option, adjusted for withdrawals. Provides for step-ups to increase the death benefit amount under this benefit.

0.20% (as a percentage of average daily Variable Account Value)

• Available only at contract purchase.

• Owner and Annuitant must be 75 or younger on the contract date.

• Certain ownership changes may reduce benefits.

• Step-ups stop on the contract anniversary prior to the oldest owner or annuitant reaching age 81.

• Withdrawals will reduce the benefit and the reduction made may be greater than the actual amount withdrawn.

• This benefit and benefit charges terminate upon annuitization or when the Contract Value is reduced to zero.

• May not voluntarily terminate the rider.

Stepped-Up Death Benefit (For Contracts issued in California)

This benefit provides a death benefit equal to the greater of the death benefit amount under the Contract or the death benefit amount under this benefit. Provides for step-ups to increase the death benefit amount under this benefit.

0.20% (as a percentage of average daily Variable Account Value)

• Available only at contract purchase.

• Only available for Contracts in California.

• Withdrawals will reduce this benefit and the reduction made may be greater than the amount withdrawn.

• Step-ups stop on the Contract Anniversary prior to the oldest owner or annuitant reaching age 81.

• All Owners and Annuitants must be 75 or younger on the Contract Date.

• This benefit and benefit charges terminate upon annuitization or when the Contract Value is reduced to zero.

• May not voluntarily terminate the rider.

BUYING THE CONTRACT

To purchase a Contract, you must work with your financial professional to fill out an application and submit it along with your initial Purchase Payment to Pacific Life Insurance Company at P.O. Box 2290, Omaha, Nebraska 68103-2290. We reserve the right to reject any application or Purchase Payment.

	Non-Qualified Contracts	Qualified Contracts
Minimum Initial Purchase Payment	$10,000	$10,000*
Minimum Additional Purchase Payment	$250*	$50*
Maximum Total Purchase Payments

Your Contract requires that you must obtain our consent before making an initial or additional Purchase Payment that will bring your aggregate Purchase Payments over $1,000,000. Currently, our administrative practice allows for aggregate Purchase Payments up to $2,000,000 without our consent. We reserve the right to change this administrative practice in the future. The aggregate amount is based on all contracts where you are either the owner and/or annuitant.The aggregate amount is based on all contracts where you are either the owner and/or annuitant.

* Currently, we are not enforcing these minimum amounts, but we may in the future.

Initial Purchase Payment. If your application and initial Purchase Payment are complete when received, or once they have become complete, we will issue your Contract within 2 Business Days. Your initial Purchase Payment is allocated on the Business Day we issue your Contract. If some information is missing from your application, we may delay issuing your Contract while we obtain the missing information. However, we will not hold your initial Purchase Payment for more than 5 Business Days without your permission.

Additional Purchase Payment. An additional Purchase Payment is allocated on the Business Day we receive it.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Accumulation Phase

You may, on or prior to your Annuity Date, withdraw all or a portion of the amount available under your Contract while the Annuitant is living and your Contract is in force. You may surrender your Contract and make a full withdrawal at any time. If you surrender your Contract it will be terminated as of the Effective Date of the withdrawal. You may request to withdraw a specific dollar amount or a specific percentage of an Account Value or your Contract Value. You may choose to make your withdrawal from specified Investment Options. If you do not specify Investment Options, your withdrawal will be made from all of your Investment Options proportionately.

Withdrawal requests we receive before the close of the New York Stock Exchange, which usually closes at 4:00 p.m. Eastern time, will be effective at the end of the same Business Day that we receive them In Proper Form unless the transaction or event is scheduled to occur on another Business Day. We will normally send the proceeds within 7 calendar days after your request is effective.

To make a withdrawal request, you can call (800) 722-4448 or send a written request, In Proper Form, to Pacific Life Insurance Company at P.O. Box 2290, Omaha, Nebraska 68103-2290.

Limits on Withdrawal Amounts

Each partial withdrawal must be for $500 or more. Pre-authorized partial withdrawals must be at least $250, except for pre-authorized withdrawals distributed by Electronic Funds Transfer (EFT), which must be at least $100. If your partial withdrawal from an Investment Option would leave a remaining Account Value in that Investment Option of less than $500, we also reserve the right, at our option and with prior written notice, to transfer that remaining amount to your other Investment Options on a proportionate basis relative to your most recent allocation instructions.

Amount Available for Withdrawal

The amount available for withdrawal is your Net Contract Value at the end of the Business Day on which your withdrawal request is effective, less any applicable Annual Fee, rider charges, withdrawal charge, and any charge for premium taxes and/or other taxes. The amount we send to you (your “withdrawal proceeds”) will also reflect any required or requested federal and state income tax withholding. See FEDERAL TAX ISSUES and THE GENERAL ACCOUNT in the prospectus.

Negative Impact on Benefit Values

If you own guaranteed minimum withdrawal benefit riders, taking a withdrawal before a certain age or a withdrawal that is greater than the allowed annual withdrawal amount under a rider, may result in adverse consequences such as a reduction in rider benefits, failure to receive lifetime withdrawals under the rider, or termination of the rider. If you own a death benefit rider, taking a withdrawal may reduce the benefits provided by the benefit.

You assume investment risk on Purchase Payments in the Variable Investment Options. As a result, the amount available to you for withdrawal from any Variable Investment Option may be more or less than the total Purchase Payments you have allocated to that Variable Investment Option.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses, and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an Investment Option or from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you surrender or make withdrawals from an Investment Option or from the Contract. State premium taxes may also be deducted.

Transaction Expenses

Maximum Withdrawal Charge (as a percentage of Purchase Payments or Contract Value)[1]	5%

1 Below is the range of Withdrawal Charges under the Contract. See CHARGES, FEES AND ADJUSTMENTS – Withdrawal Charge – How the Withdrawal Charge is Determined for additional information.

Total Purchase Payment Amount	Age of Purchase Payment Being Withdrawn (Withdrawal Charge Percentages are shown below)
	1 year	2 years	3 years	4 years	5 years	6 years	7 years	8 years or more
Less than $50,000	5%	5%	4%	4%	3%	3%	2%	0%
$50,000 to $99,999	5%	4%	4%	3%	3%	2%	2%	0%
$100,000 to $249,999	4%	3%	3%	2%	2%	2%	1%	0%
$250,000 to $499,999	3%	2%	2%	2%	1%	1%	1%	0%
$500,000 to $999,999	2%	2%	2%	1%	1%	1%	1%	0%
$1,000,000 or more	2%	2%	1%	1%	1%	1%	1%	0%

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Fund fees and expenses). You will pay additional charges for any optional benefit, as shown below.

Annual Contract Expenses

Annual Fee[2]	$40.00

Annual Premium Based Charge[3]
Total Purchase Payment Amount	Premium Based Charge Percentage
Less than $50,000	0.70%
$50,000 to $99,999	0.60%
$100,000 to $249,999	0.50%
$250,000 to $499,999	0.35%
$500,000 to $999,999	0.25%
$1,000,000 or more	0.15%

Base Contract Expenses (as a percentage of average daily Variable Account Value or Contract Value)[4]	0.75%
Optional Benefit Expenses
Guaranteed Minimum Withdrawal Benefit Maximum Charges (as a percentage of the Protected Payment Base)
Future Income Generator (Single)[5]	2.50%
Future Income Generator (Joint)[5]	2.75%
Death Benefit Maximum Charge (as a percentage of the Contract Value)
Earnings Enhancement Death Benefit (EEDB)	0.25%
Death Benefit Maximum Charges (as a percentage of average daily Variable Account Value)
Stepped-Up Death Benefit Rider	0.20%
Stepped-Up Death Benefit Rider II	0.20%
Loan Expenses
Loan Interest Rate (net)[6]	2.00%

2 We deduct an Annual Fee on each Contract Anniversary up to your Annuity Date and when you make a full withdrawal if the Contract Value on these days is less than $50,000 after deducting any outstanding loan and interest (your Net Contract Value). See CHARGES, FEES AND ADJUSTMENTS.

3 Each Purchase Payment is subject to this charge over a 7-year period. This charge is assessed on a quarterly basis. The quarterly charge equals the annual charge divided by four. This charge will not change even if withdrawals are taken from the Contract. See CHARGES, FEES AND ADJUSTMENTS – Premium Based Charge.

4This percentage includes the Mortality and Expense Risk Charge and the Administrative Fee. The Mortality and Expense Risk Charge and the Administrative Fee will stop at the Annuity Date if you select fixed annuity payments. See the Mortality and Expense Risk Charge and Administrative Fee sections for more information.

5 The current charge for new elections for these riders is disclosed in a Rate Sheet Prospectus Supplement.

6 As a percentage of Contract Debt. This net percentage factors in a 5% fixed annual rate charged on your Contract Debt and a 3% annual return on the loaned amount held in the Loan Account. See ADDITIONAL INFORMATION—Loans.

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of Investment Options available under the Contract, including their annual expenses, may be found in the APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT.

Annual Fund Expenses

Expenses that are deducted from fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses.

Minimum	Maximum
0.29%	1.37%

Examples

The Examples are intended to help you compare the cost of investing in the Variable Options with the cost of investing in other annuity contracts that offer variable options. These costs include transaction expenses, annual Contract expenses, and annual Fund expenses.

The Example assumes all Contract Value is allocated to the Variable Options.

The example assumes that you invest $100,000 in the Variable Options for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of annual Fund expenses and optional benefits available for an additional charge. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

• If you surrendered your Contract at the end of the applicable time period:

1 Year	3 Years	5 Years	10 Years
$10,358	$21,692	$33,665	$64,156

• If you annuitized your Contract at the end of the applicable time period:

1 Year	3 Years	5 Years	10 Years
$10,358	$18,092	$30,965	$64,156

• If you do not surrender, or annuitize your Contract:

1 Year	3 Years	5 Years	10 Years
$5,858	$18,092	$30,965	$64,156

APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at PacificLife.com/Prospectuses. You can also request this information at no cost by calling 833-455-0901 or by sending an email request to Prospectuses@PacificLife.com. Depending on the optional benefits you choose, you may not be able to invest in certain Funds. See the APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT- Living Benefit Investment Allocation Requirements section after the Fund table below

The current expenses and performance information below reflects fee and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Provide you with a high level of current income. Its secondary investment objective is capital appreciation.	American Funds IS American High-Income Trust Class 4; Capital Research and Management Company℠	0.87%[1]	7.93%	5.33%	6.68%
Provide high total return (including income and capital gains) consistent with preservation of capital over the long term.	American Funds IS Asset Allocation Fund Class 4; Capital Research and Management Company℠	0.79%	15.59%	8.70%	9.50%
The fund has two primary investment objectives. It seeks (1) to provide a level of current income that exceeds the average yield on U.S. stocks generally and (2) to provide a growing stream of income over the years. Secondary objective is to provide growth of capital.	American Funds IS Capital Income Builder® Class 4; Capital Research and Management Company℠	0.77%[1]	20.16%	8.82%	7.32%
Provide, over the long term, with a high level of total return consistent with prudent investment management. Total return comprises the income generated by the fund and the changes in the market value of the fund’s investments.	American Funds IS Capital World Bond Fund Class 4; Capital Research and Management Company℠	0.98%	9.03%	-2.76%	0.97%
Provide you with long-term growth of capital while providing current income.	American Funds IS Capital World Growth and Income Fund Class 4; Capital Research and Management Company℠	0.91%[1]	24.46%	10.01%	10.74%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Provide long-term growth of capital.	American Funds IS EUPAC Fund Class 4 (formerly American Funds IS International Fund); Capital Research and Management Company℠	0.97%[1]	26.41%	3.14%	6.73%
Seeks the balanced accomplishment of three objectives: long-term growth of capital, conservation of principal and current income.	American Funds IS Global Balanced Fund Class 4; Capital Research and Management Company℠	1.01%[1]	16.96%	5.85%	7.43%
Provide long-term growth of capital.	American Funds IS Global Growth Fund Class 4; Capital Research and Management Company℠	0.90%[1]	21.34%	7.97%	11.89%
Provide growth of capital.	American Funds IS Growth Fund Class 4; Capital Research and Management Company℠	0.83%	19.93%	13.09%	17.67%
Seeks to provide long-term growth of capital and income.	American Funds IS Growth-Income Fund Class 4; Capital Research and Management Company℠	0.78%	17.77%	13.62%	13.63%
Provide long-term growth of capital while providing current income.	American Funds IS International Growth and Income Fund Class 4; Capital Research and Management Company℠	1.06%	35.09%	7.42%	7.54%
Provide long-term capital appreciation.	American Funds IS New World Fund® Class 4; Capital Research and Management Company℠	1.07%[1]	27.92%	5.06%	8.98%
Provide long-term growth of capital.	American Funds IS SMALLCAP World Fund Class 4 (formerly American Funds IS Global Small Capitalization Fund); Capital Research and Management Company℠	1.15%[1]	14.33%	0.23%	6.96%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Provide as high a level of current income as is consistent with the preservation of capital.	American Funds IS The Bond Fund of America Class 4; Capital Research and Management Company℠	0.72%[1]	6.98%	-0.38%	2.11%
Provide a high level of current income consistent with prudent investment risk and preservation of capital.	American Funds IS U.S. Government Securities Fund Class 4; Capital Research and Management Company℠	0.75%[1]	7.54%	-0.49%	1.45%
Produce income and to provide an opportunity for growth of principal consistent with sound common stock investing.	American Funds IS Washington Mutual Investors Fund Class 4; Capital Research and Management Company℠	0.75%[1]	16.90%	13.60%	12.08%
Seeks long-term growth of capital.	BlackRock Capital Appreciation V.I. Fund Class III; BlackRock Advisors, LLC	1.04%[1]	11.77%	10.50%	15.32%
Seeks high total investment return.	BlackRock Global Allocation V.I. Fund Class III; BlackRock Advisors, LLC	1.01%[1]	19.51%	5.51%	7.33%
Seeks long-term capital appreciation.	Fidelity® VIP Contrafund® Portfolio Service Class 2; Fidelity Management & Research Company LLC	0.79%	21.24%	15.08%	15.49%
Seeks high total return.	Fidelity® VIP FundsManager® 60% Portfolio Service Class 2; Fidelity Management & Research Company LLC	0.78%[1]	15.51%	6.52%	8.03%
Seeks as high a level of current income as is consistent with preservation of capital and liquidity.	Fidelity® VIP Government Money Market Portfolio Service Class; Fidelity Management & Research Company LLC	0.35%	4.03%	3.02%	1.95%
Seeks a high level of current income. The fund may also seek capital appreciation.	Fidelity® VIP Strategic Income Portfolio Service Class 2; Fidelity Management & Research Company LLC	0.88%	8.58%	2.79%	4.40%
Seeks to provide total return by allocating among dividend-paying stocks and investment grade bonds.	First Trust/Dow Jones Dividend & Income Allocation Portfolio Class I; First Trust Advisors L.P.	1.18%	5.30%	3.98%	6.68%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Seeks capital appreciation, with income as a secondary goal.	Franklin Allocation VIP Fund Class 2; Franklin Advisers, Inc.	0.82%[1]	12.60%	5.73%	7.32%
Seeks capital appreciation.	Franklin Mutual Global Discovery VIP Fund Class 2; Franklin Mutual Advisers, LLC	1.16%	23.34%	12.00%	8.52%
Seeks long-term capital appreciation, with preservation of capital as an important consideration.	Franklin Rising Dividends VIP Fund Class 2; Franklin Advisers, Inc.	0.89%	11.80%	9.50%	12.10%
Long-term capital appreciation.	Invesco V.I. American Value Fund Series II; Invesco Advisers, Inc.	1.14%	20.76%	17.56%	12.01%
Both capital appreciation and current income.	Invesco V.I. Equity and Income Fund Series II; Invesco Advisers, Inc.	0.82%	12.52%	8.68%	8.64%
Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.	Janus Henderson Balanced Portfolio Service Shares; Janus Henderson Investors US LLC	0.87%	14.82%	8.21%	9.86%
Seeks high current income and the opportunity for capital appreciation to produce a high total return.	Lord Abbett Series Fund - Bond Debenture Portfolio Class VC; Lord Abbett & Co. LLC	0.98%	8.33%	2.10%	4.72%
Seeks income and capital appreciation to produce a high total return.	Lord Abbett Series Fund - Total Return Portfolio Class VC; Lord Abbett & Co. LLC	0.71%	7.19%	0.06%	2.27%
Seeks total return.	MFS Utilities Series – Service Class; Massachusetts Financial Services Company	1.03%[1]	14.76%	7.38%	9.22%
Seeks capital appreciation.	MFS Value Series – Service Class; Massachusetts Financial Services Company	0.94%[1]	12.77%	9.69%	9.77%
Seeks capital appreciation.	MFS® Massachusetts Investors Growth Stock Portfolio – Service Class; Massachusetts Financial Services Company	0.97%[1]	9.61%	9.74%	13.98%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Seeks total return.	MFS® Total Return Series – Service Class; Massachusetts Financial Services Company	0.86%[1]	10.91%	6.16%	7.36%
Seeks capital appreciation.	Pacific Select Fund Bond Plus Portfolio Class I; Pacific Life Fund Advisors, LLC	0.66%[1]	7.16%	N/A	N/A
Seeks capital appreciation.	Pacific Select Fund Capital Appreciation Portfolio Class I; Pacific Life Fund Advisors, LLC	0.95%[1]	N/A	N/A	N/A
Seeks to maximize total return consistent with prudent investment management.	Pacific Select Fund Diversified Bond Portfolio Class I; Pacific Life Fund Advisors LLC (Loomis Sayles & Company, L.P.)	0.65%	7.85%	-1.95%	2.27%
Seeks dividend income and long-term capital appreciation.	Pacific Select Fund Dividend Growth Portfolio Class I; Pacific Life Fund Advisors LLC (T. Rowe Price Associates, Inc.)	0.88%[1]	14.39%	10.57%	12.37%
Seeks to maximize total return consistent with prudent investment management.	Pacific Select Fund Emerging Markets Debt Portfolio Class I; Pacific Life Fund Advisors LLC (Principal Global Investors, LLC)	1.04%[1]	15.68%	3.42%	5.13%
Seeks long-term growth of capital.	Pacific Select Fund Emerging Markets Portfolio Class I; Pacific Life Fund Advisors LLC (Goldman Sachs Asset Management, L.P.)	1.07%[1]	33.37%	-0.39%	6.18%
Seeks investment results that correspond to the total return of common stocks that are publicly traded in the U.S.	Pacific Select Fund Equity Index Portfolio Class I; Pacific Life Fund Advisors LLC (BlackRock Investment Management, LLC)	0.29%	17.55%	14.12%	14.49%
Seeks a high level of current income.	Pacific Select Fund Floating Rate Income Portfolio Class I; Pacific Life Fund Advisors LLC (Aristotle Pacific Capital LLC)	0.95%	6.30%	6.10%	5.52%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital.	Pacific Select Fund Focused Growth Portfolio Class I; Pacific Life Fund Advisors LLC (Janus Henderson Investors US LLC)	0.97%	17.95%	10.55%	15.71%
Seeks long-term growth of capital.	Pacific Select Fund Growth Portfolio Class I; Pacific Life Fund Advisors LLC (MFS Investment Management)	0.79%	12.01%	11.19%	15.58%
Seeks a high level of current income.	Pacific Select Fund High Yield Bond Portfolio Class I; Pacific Life Fund Advisors LLC (Aristotle Pacific Capital LLC)	0.65%	7.27%	4.04%	5.86%
Seeks to maximize total return consistent with prudent investment management.	Pacific Select Fund Inflation Managed Portfolio Class I; Pacific Life Fund Advisors LLC (Pacific Investment Management Company LLC)	1.30%	7.99%	1.31%	3.26%
Seeks to maximize total return.	Pacific Select Fund Intermediate Bond Portfolio Class I; Pacific Life Fund Advisors LLC (JPMorgan Investment Management, Inc.)	0.65%	7.08%	N/A	N/A
Seeks capital appreciation.	Pacific Select Fund International Equity Plus Bond Alpha Portfolio Class I; Pacific Life Fund Advisors, LLC	0.67%[1]	32.53%	N/A	N/A
Seeks long-term growth of capital.	Pacific Select Fund International Growth Portfolio Class I; Pacific Life Fund Advisors LLC (ClearBridge Investments, LLC)	0.99%	22.68%	N/A	N/A
Seeks long-term growth of capital.	Pacific Select Fund International Large-Cap Portfolio Class I; Pacific Life Fund Advisors LLC (MFS Investment Management)	1.00%[1]	22.58%	7.98%	8.86%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital.	Pacific Select Fund International Small-Cap Portfolio Class I; Pacific Life Fund Advisors LLC (FIAM, LLC.)	1.12%[1]	23.41%	6.23%	6.46%
Seeks long-term capital appreciation primarily through investment in equity securities of corporations domiciled in countries with developed economies and markets other than the U.S. Current income from dividends and interest will not be an important consideration.	Pacific Select Fund International Value Portfolio Class I; Pacific Life Fund Advisors LLC (Wellington Management Company LLP)	0.91%	47.74%	17.00%	9.71%
Seeks long-term growth of capital.	Pacific Select Fund Large-Cap Core Portfolio Class I; Pacific Life Fund Advisors LLC (JPMorgan Investment Management, Inc.)	0.69%	14.43%	12.82%	12.76%
Seeks capital appreciation.	Pacific Select Fund Large-Cap Plus Bond Alpha Portfolio Class I; Pacific Life Fund Advisors, LLC	0.66%[1]	18.31%	N/A	N/A
Seeks long-term growth of capital; current income is of secondary importance.	Pacific Select Fund Large-Cap Value Portfolio Class I; Pacific Life Fund Advisors LLC (Newton Investment Management North America, LLC ("BNY Newton"))	0.82%[1]	9.97%	9.95%	9.80%
Seeks long-term growth of capital.	Pacific Select Fund Mid-Cap Growth Portfolio Class I; Pacific Life Fund Advisors LLC (Federated MDTA LLC)	0.89%[1]	2.22%	0.25%	11.07%
Seeks capital appreciation.	Pacific Select Fund Mid-Cap Plus Bond Alpha Portfolio Class I (formerly called Pacific Select Fund Mid-Cap Equity Portfolio Class I); Pacific Life Fund Advisors LLC (Fidelity Diversifying Solutions LLC)	0.66%[1]	9.01%	6.84%	11.04%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital.	Pacific Select Fund Mid-Cap Value Portfolio Class I; Pacific Life Fund Advisors LLC (Boston Partners Global Investors, Inc.)	0.95%	11.15%	10.95%	10.09%
Seeks high, long-term growth of capital.	Pacific Select Fund Pacific Dynamix – Aggressive Growth Portfolio Class I; Pacific Life Fund Advisors LLC	0.59%[1]	18.94%	N/A	N/A
Seeks current income and moderate growth of capital.	Pacific Select Fund Pacific Dynamix – Conservative Growth Portfolio Class I; Pacific Life Fund Advisors LLC	0.59%[1]	11.93%	4.34%	6.11%
Seeks moderately high, long-term growth of capital with low, current income.	Pacific Select Fund Pacific Dynamix – Growth Portfolio Class I; Pacific Life Fund Advisors LLC	0.59%[1]	16.49%	8.13%	9.71%
Seeks long-term growth of capital and low to moderate income.	Pacific Select Fund Pacific Dynamix – Moderate Growth Portfolio Class I; Pacific Life Fund Advisors LLC	0.59%[1]	13.94%	6.51%	8.09%
Seeks high, long-term capital appreciation.	Pacific Select Fund Portfolio Optimization Aggressive-Growth Portfolio Class I; Pacific Life Fund Advisors LLC	0.94%	17.08%	7.80%	9.06%
Seeks current income and preservation of capital.	Pacific Select Fund Portfolio Optimization Conservative Portfolio Class I; Pacific Life Fund Advisors LLC	0.92%	9.95%	2.42%	4.12%
Seeks moderately high, long-term capital appreciation with low, current income.	Pacific Select Fund Portfolio Optimization Growth Portfolio Class I; Pacific Life Fund Advisors LLC	0.93%	15.31%	6.68%	8.22%
Seeks long-term growth of capital and low to moderate income.	Pacific Select Fund Portfolio Optimization Moderate Portfolio Class I; Pacific Life Fund Advisors LLC	0.91%	13.27%	5.71%	7.18%

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Seeks current income and moderate growth of capital.	Pacific Select Fund Portfolio Optimization Moderate-Conservative Portfolio Class I; Pacific Life Fund Advisors LLC	0.92%	12.06%	4.06%	5.69%
Seeks capital appreciation.	Pacific Select Fund QQQ Plus Bond Alpha Portfolio Class I; Pacific Life Fund Advisors, LLC (Fidelity Diversifying Solutions LLC)	0.64%[1]	20.44%	N/A	N/A
Seeks current income and long-term capital appreciation.	Pacific Select Fund Real Estate Portfolio Class I; Pacific Life Fund Advisors LLC (Principal Real Estate Investors LLC)	1.01%[1]	2.12%	5.30%	5.29%
Seeks current income; capital appreciation is of secondary importance.	Pacific Select Fund Short Duration Bond Portfolio Class I; Pacific Life Fund Advisors LLC (T. Rowe Price Associates, Inc.)	0.65%	5.42%	1.95%	2.17%
Seeks long-term growth of capital.	Pacific Select Fund Small-Cap Equity Portfolio Class I; Pacific Life Fund Advisors LLC (Franklin Mutual Advisers, LLC & BlackRock Investment Management, LLC)	0.92%[1]	7.83%	8.03%	9.03%
Seeks capital appreciation; no consideration is given to income.	Pacific Select Fund Small-Cap Growth Portfolio Class I; Pacific Life Fund Advisors LLC (Goldman Sachs Asset Management)	0.86%	11.99%	-0.58%	10.33%
Seeks investment results that correspond to the total return of an index of small-capitalization companies.	Pacific Select Fund Small-Cap Index Portfolio Class I; Pacific Life Fund Advisors LLC (BlackRock Investment Management, LLC)	0.57%	12.22%	5.49%	8.99%
Seeks capital appreciation.	Pacific Select Fund Small-Cap Plus Bond Alpha Portfolio Class I; Pacific Life Fund Advisors, LLC	0.70%[1]	12.49%	N/A	N/A

Investment Objective	Fund; Advisor (Subadvisor)	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital.	Pacific Select Fund Small-Cap Value Portfolio Class I; Pacific Life Fund Advisors LLC (Avantis Investors by American Century)	0.84%[1]	5.70%	6.37%	7.36%
Seeks to maximize total return consistent with prudent investment management.	Pacific Select Fund Total Return Portfolio Class I (formerly called Pacific Select Fund Managed Bond Portfolio Class I); Pacific Life Fund Advisors LLC (Pacific Investment Management Company LLC)	1.07%	8.98%	0.27%	2.47%
Seeks to provide long-term total return from a combination of income and capital gains.	Pacific Select Fund Value Advantage Portfolio Class I; Pacific Life Fund Advisors LLC (JPMorgan Investment Management, Inc.)	0.89%[1]	9.57%	11.52%	9.94%
Seeks long-term growth of capital.	Pacific Select Fund Value Portfolio Class I; Pacific Life Fund Advisors LLC (Putnam Investment Management, LLC)	0.87%[1]	20.39%	10.73%	8.89%
Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration.	Templeton Global Bond VIP Fund Class 2; Franklin Advisers, Inc.	0.75%[1]	15.73%	-0.96%	-0.15%
Seeks long-term capital appreciation by investing primarily in global resource securities. Income is a secondary consideration.	VanEck VIP Global Resources Fund Class S; Van Eck Associates Corporation	1.32%	36.17%	10.24%	8.06%

1To help limit Fund expenses, Fund advisers have contractually agreed to reduce investment advisory fees or otherwise reimburse certain of their Funds which reflect temporary fee reductions. There can be no assurance that Fund expense waivers or reimbursements will be extended beyond their current terms as outlined in each Fund prospectus, and they may not cover certain expenses such as extraordinary expenses. See each Fund prospectus for complete information regarding these arrangements.

FIXED OPTIONS AVAILABLE UNDER THE CONTRACT

The following is a list of Fixed Options currently available under the Contract. We may change the features of the Fixed Options listed below, offer new Fixed Options, and terminate existing Fixed Options. We will provide you with written notice before we do so. See YOUR INVESTMENT OPTIONS – Your Fixed Options in the Prospectus for more information.

Name	Term	Minimum Guaranteed Interest Rate
DCA Plus Fixed Option (unregistered fixed option)	6 months*	2.7%
DCA Plus Fixed Option (unregistered fixed option)	12 months*	2.7%

* 6 or 12 month terms are currently offered. However, DCA Plus provides a way to transfer amounts monthly from the DCA Plus Fixed Option to one or more Variable Investment Option(s) currently over a period of up to 24 months, depending on what Guarantee Terms we offer. Please contact us for the Guarantee Terms currently available.

The DCA Plus Fixed Option is part of PLIC’s General Account assets. These General Account assets include all assets of PLIC other than those held in the Separate Accounts sponsored by PLIC or its affiliates.

Any interest in the Fixed Account is not a security under the Securities Act of 1933 and the Fixed Account is not registered under or regulated by the Investment Company Act of 1940. Accordingly, the Fixed Account is not offered by virtue of the Prospectus. The staff of the SEC does not generally review the disclosure in the Prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the General Account may, however, be subject to certain provisions of the Federal securities laws relating to the accuracy and completeness of statements made in the Prospectus.

Investment income from the Fixed Account allocated to us includes compensation for risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.

We guarantee that for the life of the Contract interest credited to your Fixed Option during the Fixed Account Term beginning on the Issue Date will not be accumulated at less than the Minimum Guaranteed Interest Rate allowed by state law. The current Minimum Guaranteed Interest Rate applicable to any Contract will not be less than 1%. We reserve the right to change the rate subject to applicable state law. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of the Minimum Guaranteed Interest Rate at our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the Minimum Guaranteed Interest Rate for any given year. We have no specific formula for determining the interest rate. Some factors we may consider are regulatory and tax requirements, general economic trends and competitive factors. See the DCA Plus Fixed Option section for additional information.

LIVING BENEFIT INVESTMENT ALLOCATION REQUIREMENTS

Investment Allocation Requirements

At initial purchase and during the entire time that you own an optional living benefit Rider, you must allocate your entire Contract Value the Investment Options we make available for these Riders. You may allocate your Contract Value 100% among the allowable Investment Options.

Currently, the allowable Investment Options are as follows:

Allowable Investment Options
American Funds IS Asset Allocation Fund	Janus Henderson Balanced Portfolio
BlackRock Global Allocation V.I. Fund Fidelity® VIP FundsManager 60% Portfolio	MFS Total Return Series Pacific Dynamix – Conservative Growth Portfolio

PSF Capital Appreciation Portfolio	Pacific Dynamix – Moderate Growth Portfolio
First Trust/Dow Jones Dividend & Income Allocation Portfolio	Portfolio Optimization Conservative Portfolio Portfolio Optimization Moderate-Conservative Portfolio
Franklin Allocation VIP Fund	Portfolio Optimization Moderate Portfolio

By adding an optional living benefit rider to your Contract, you agree to the investment allocation requirements for the entire period that you own a Rider. These requirements may limit the number of Investment Options that are otherwise available to you under your Contract.

We reserve the right to add, remove or change allowable asset allocation programs or allowable Investment Options at any time. We may make such a change due to a fund reorganization, fund substitution, fund liquidation, or to help protect our ability to provide the guarantees under these riders (for example, changes in an underlying fund’s investment objective and principal investment strategies, or changes in general market conditions). If you have already invested in an allowable Investment Option, a change to an existing allowable Investment Option will not require you to reallocate or transfer the total amount of Contract Value allocated to an affected Investment Option, except when an underlying fund is liquidated by a determination of its Board of Directors, or by a fund substitution. If a change is required as a result of a fund liquidation or fund substitution that will result in a reallocation or transfer of an existing Investment Option, we will provide you with reasonable notice (generally 60 calendar days unless we are required to give less notice) prior to the effective date of such change to allow you to reallocate your Contract Value to maintain your rider benefits. If you do not reallocate your Contract Value, we reserve the right to terminate your rider. In the event an allowable Investment Option is liquidated and the Contract Value allocated to that liquidating Investment Option is defaulted to the Fidelity VIP Government Money Market Fund as a result of that liquidation, we reserve the right, and we will notify you accordingly, to treat that Contract Value as an allowable Investment Option. Any Contract Value so transferred may remain invested in the Fidelity VIP Government Money Market Fund as an allowable Investment Option; however, any additional amounts, including Purchase payments, transfers or reallocations, may result in rider termination.

We will send you written notice in the event any transaction made by you will involuntarily cause the rider to terminate for failure to invest according to the investment allocation requirements. However, you will have 10 Business Days starting from the date of our written notice (“10 day period”), to instruct us to take appropriate corrective action to continue participation in an allowable asset allocation program or allowable Investment Options to continue the rider. If you take appropriate corrective action and continue the rider, the rider benefits and features available immediately before the terminating event will remain in effect.

Our right to add or remove allowable Investment Options, may limit the number of Investment Options that are available to you under your Contract in the future. We have the right to significantly reduce the number of allowable Investment Options even to a single conservative Investment Option. Please discuss with your financial professional if this Contract is appropriate for you given our right to make changes to the allowable Investment Options.

Certain of the asset allocation portfolios that are allowable Investment Options, including the Pacific Select Fund asset allocation portfolios, may use futures and options to reduce the portfolios’ equity exposure during periods when market indicators suggest high market volatility. This strategy is designed to reduce the risk of market losses from investing in equity securities. However, this strategy may result in periods of underperformance, including periods when specified benchmark indexes are appreciating but market volatility is high. As a result, your Contract Value may increase less than it would have without these defensive actions.

The allowable Investment Options seek to minimize risk and may reduce overall volatility in investment performance, which may reduce investment returns, and may reduce the likelihood that we will be required to make payments under the optional benefit Riders. The reduction in volatility permits us to more effectively provide the guarantees under the Contract.

This Summary Prospectus incorporates by reference the prospectus and Statement of Additional Information for the Contract, both dated May 1, 2026, as supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.

EDGAR Contract Identifier: C000104451